TOP AIR MANUFACTURING, INC.

          EXHIBIT 11 - COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

                                Column A         Column B          Column C
                                Weighted                           Income
                                Average                            (Loss) Per
                                Number of        Net               Common
                                Shares           Income            Share
                                Outstanding*     (Loss)            (B/A)
                                ----------------------------------------

Three months ended:
  August 31, 1998                5,083,664    $  (225,821)       $  (.04)
  August 31, 1997                5,101,560    $   (93,604)       $  (.02)


                                                           Three Months Ended
                                                                August 31,
                                                           1998           1997
                                                           ----           ----

*Computation of weighted average number of common shares outstanding and common equivalent shares:

  Common shares outstanding at the
    beginning of the period                            5,083,456      5,135,548

  Weighted average of common shares
    issued (retired) during the period                       208        (33,988)

Weighted average of the common
    equivalent shares attributable to
    stock options granted, computed
    under the treasury stock method #                         --             --
                                                      ----------      ---------
Weighted average number of common
   and common equivalent shares                        5,083,664      5,101,560
                                                       =========      =========



# The stock options have not been included because they are antidilutive.